Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. on Form S-3 of our report dated March 26, 2020, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No.2016-12, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

Our report on the consolidated financial statements also refers to a change in the method of accounting for revenues in 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, effective January 1, 2019, using the modified retrospective approach.

Marcum LLP

/s/ Marcum llp
Marcum llp
New York, NY
August 7, 2020